Filed pursuant to Rule 424(b)(4)
Registration No. 333-128329
PROSPECTUS SUPPLEMENT
To Prospectus dated December 20, 2005

870,000 Shares

Common Stock

$22.00 per share

•	The selling shareholder is offering 870,000 shares of Marlin Business Services Corp. We will not receive any net proceeds from the sale of our shares by the selling shareholder.

•	Trading symbol: Nasdaq Global Market — MRLN

•	The last reported sale price of our common stock on November 15, 2006 was $23.00 per share.

This investment involves risk. See “Risk Factors” beginning on page 2 in the accompanying prospectus.

	Per Share	Total

Public offering price	$22.00	$19,140,000
Underwriting discount	$1.21	$1,052,700
Proceeds, before expenses, to the selling shareholder	$20.79	$18,087,300

The underwriter has a 30-day option to purchase up to 130,000 additional shares of common stock from the selling shareholder to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved of anyone’s investment in these securities or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

Piper Jaffray

The date of this prospectus supplement is November 15, 2006.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. This prospectus supplement and the accompanying prospectus are not an offer to sell, nor are they seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus supplement and the accompanying prospectus is complete and accurate as of the date the information is presented, but the information may have changed since that date.

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SUMMARY

The items in the following summary are described in more detail later in the accompanying prospectus and in the information incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary provides an overview of selected information and does not contain all the information you should consider. Therefore, you should also read the more detailed information set out in the accompanying prospectus and the financial statements and other information incorporated by reference in this prospectus supplement and the accompanying prospectus. Unless the context otherwise requires, the terms “Company”, “registrant”, “we”, “us”, and “our” refer to Marlin Business Services Corp., a Pennsylvania corporation, and its consolidated subsidiaries.

Business of Marlin Business Services Corp.

We are a nationwide provider of equipment financing solutions primarily to small businesses. We finance over 60 categories of commercial equipment important to businesses including copiers, telephone systems, computers, and certain commercial and industrial equipment. We access our end user customers through origination sources comprised of our existing network of independent equipment dealers and, to a lesser extent, through relationships with lease brokers and through direct solicitation of our end user customers. Our leases are fixed-rate transactions with terms generally ranging from 36 to 60 months. Since our founding in 1997, we have grown to $886.9 million in total assets at September 30, 2006. Our assets are substantially comprised of our net investment in leases which totaled $656.8 million at September 30, 2006. Our lease portfolio grew approximately 17.7% in the twelve months ended September 30, 2006. At September 30, 2006, our lease portfolio consisted of approximately 109,000 accounts with an average original term of 47 months and average original transaction size of approximately $9,800. Since inception, we have also added four regional sales offices to help us penetrate certain targeted markets, with our most recent office opening in Salt Lake City, Utah in 2006. Growing the lease portfolio while maintaining asset quality remains the primary focus of management. We expect our on-going investment in our sales teams and regional offices to drive continued growth in our lease portfolio.

In addition to our goal of lease portfolio growth, in November 2006 we announced the introduction of two new financial products targeting the small business market: factoring and business capital loans. Factoring provides small business customers working capital funding through the discounted sale of their accounts receivable to Marlin. Business capital loans provide small business customers access to credit through term loans.

The small-ticket equipment leasing market is highly fragmented. We estimate that there are up to 75,000 independent equipment dealers who sell the types of equipment we finance. We focus primarily on the segment of the market comprised of the small and mid-size independent equipment dealers. We believe this segment is underserved because:

•	the large commercial finance companies and large commercial banks typically concentrate their efforts on marketing their products and services directly to equipment manufacturers and larger distributors, rather than the independent equipment dealers; and

•	many smaller commercial finance companies and regional banking institutions have not developed the systems and infrastructure required to adequately service these equipment dealers on high volume, low-balance transactions.

We focus on establishing our relationships with independent equipment dealers to meet their need for high quality, convenient point-of-sale lease financing programs. We provide equipment dealers with the ability to offer our lease financing and related services to their customers as an integrated part of their selling process, allowing them to increase their sales and provide better customer service. We believe our personalized service approach appeals to the independent equipment dealer by providing each dealer with a single point of contact to access our flexible lease programs, obtain rapid credit decisions and receive prompt payment of the equipment cost. Our fully integrated account origination platform enables us to solicit, process and service a large number of low balance financing transactions.

Office Location

Our headquarters is located at 300 Fellowship Road, Mount Laurel, New Jersey, 08054, and our telephone number is (888) 479-9111. Our corporate Web site address is www.marlincorp.com. This reference to our Web site is a textual reference only. We do not incorporate the information on our Web site into this prospectus and you should not consider any information on, or that can be accessed through, our Web site as part of this prospectus.

The Offering

Common stock offered by the selling shareholder	870,000 shares

Common stock outstanding after the offering	12,014,989 shares

Offering price	$22.00 per share

Use of proceeds	We will not receive any proceeds from the sale of shares of our common stock by the selling shareholder.

Nasdaq Global Market symbol	MRLN

The number of shares of common stock to be outstanding after this offering is based on 12,014,989 shares outstanding on October 31, 2006, which includes 207,731 shares of non-vested restricted common stock. The number of shares to be outstanding after this offering does not give effect to:

•	925,977 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $11.55 per share as of October 31, 2006; or

•	342,479 additional shares reserved for issuance under our stock option plans as of October 31, 2006.

Except as otherwise indicated, all information in this prospectus supplement assumes no exercise of the underwriter’s over-allotment option.

SELLING SHAREHOLDER

The following table sets forth information, as of the date of this prospectus supplement, with respect to the selling shareholder, based on information provided by the selling shareholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and generally includes voting or investment power with respect to securities. The percentage of ownership for the selling shareholder disclosed in this table is based on 12,014,989 shares of common stock outstanding as of October 31, 2006.

Shares
	Shares Beneficially		Being Sold	Shares Beneficially
	Owned Before the Offering		in the	Owned After the Offering
Name of Beneficial Owner	Number	Percentage	Offering	Number	Percentage

Primus Venture Partners IV, Inc.(1)	1,985,013	16.5%	870,000	1,115,013	9.3%
5900 Landerbrook Drive, Suite 200 Cleveland, OH 44124-4020

(1)	The shares reported as beneficially owned by Primus Venture Partners IV, Inc. (“PVP IV Inc.”) are held as follows: 1,905,612 shares are owned by Primus Capital Fund IV Limited Partnership (“PCF IV LP”) and 79,401 shares are owned by Primus Executive Fund Limited Partnership (“PEF LP”). Primus Venture Partners IV Limited Partnership (“PVP IV LP”), as the sole general partner of each of PCF IV LP and PEF LP, may be deemed to have shared power to vote and dispose of the 1,905,612 shares owned by PCF IV LP and the 79,401 shares owned by PEF LP. PVP IV Inc, as the sole general partner of PVP IV LP, may be deemed to have shared power to vote and dispose of the 1,905,612 shares owned by PCF IV LP and the 79,401 shares owned by PEF LP. Loyal W. Wilson, a former member of our Board of Directors, is one of five shareholders and directors of PVP IV Inc. and may be deemed to have shared power to vote and dispose of the 1,905,612 shares owned by PCF IV LP and the 79,401 shares owned by PEF LP along with the other four shareholders and directors of PVP IV Inc., including William C. Mulligan, Jonathan E. Dick, James T. Bartlett and Steven Rothman, each of whom disclaims beneficial ownership in all of such shares except to the extent of his pecuniary interest therein.

UNDERWRITING

Piper Jaffray & Co., as underwriter, has agreed to buy from the selling shareholder, subject to the terms of a purchase agreement, 870,000 shares of common stock. The underwriter is committed to purchase and pay for all of the shares if any are purchased.

The underwriter has advised us and the selling shareholder that it proposes to offer the shares to the public at $22.00 per share. The underwriter proposes to offer the shares to certain dealers at the same price less a concession of not more than $0.73 per share. The underwriter may allow and the dealers may reallow a concession of not more than $0.10 per share on sales to certain other brokers and dealers. After the offering, these figures may be changed by the underwriter.

The selling shareholder has granted to the underwriter an option to purchase up to an additional 130,000 shares of common stock at the same price to the public and with the same underwriting discount described below. The underwriter may exercise this option any time during the 30-day period after the date of this prospectus supplement, but only to cover over-allotments, if any.

The following table shows the underwriting fees to be paid to the underwriter by the selling shareholder in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase additional shares of common stock.

	No Exercise	Full Exercise

Per share	$1.21	$1.21
Total	$1,052,700	$1,210,000

We are not paying any of the underwriting fees. We estimate that the total fees and expenses payable by us in connection with this offering will be approximately $200,000.

We and the selling shareholder have agreed to indemnify the underwriter against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

The underwriter has informed us that it will not make sales of the common stock offered by this prospectus supplement and the accompanying prospectus to accounts over which it exercises discretionary authority without the prior specific written approval of the customer.

We, each of our executive officers and the selling shareholder are subject to lock-up agreements that prohibit them from, among other things, offering for sale, selling, contracting to sell, pledging, granting any option for the sale of, entering into any transaction which is designed to, or might reasonably be expected to, result in the disposition, or otherwise issuing or disposing of any shares of our common stock or any securities convertible into or exchangeable for, or any options or rights to purchase or acquire, our common stock for a period of at least 75 days following the date of this prospectus supplement without the prior written consent of the underwriter. The lock-up provisions applicable to us do not prohibit sales by us in connection with the exercise of options granted or the granting of options under the 2003 Equity Compensation Plan or pursuant to the 2003 Employee Stock Purchase Plan. The lock-up provisions applicable to the selling shareholder do not prevent the selling shareholder from selling shares to the underwriter pursuant to the purchase agreement or from transferring its shares or other securities to its affiliates, general partner or limited partners, provided that the transferee of such securities agrees to be locked-up to the same extent as the securityholder from whom it received the shares. The lock-up provisions applicable to certain of our executive officers do not prohibit the sale of shares pursuant to written trading plans that have been established under Rule 10b5-1 under the Securities Exchange Act of 1934, the sale of shares of restricted stock awarded under our benefit plans upon vesting to pay withholding taxes applicable to such vesting, the transfer of shares pursuant to exchange agreements to which certain of our executive officers are or become a party or the pledge or transfer of shares pursuant to margin loans allowable under brokerage account agreements to which certain of our executive officers are a party.

The lock-up period is subject to extension if (1) during the period that begins on the date that is 18 calendar days before the last day of the lock-up period and ends on the last day of the lock-up period, we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, in which case the restrictions imposed in these lock-up agreements shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

The shares are quoted on the Nasdaq Global Market under the symbol “MRLN.”

To facilitate the offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock during and after the offering. Specifically, the underwriter may over-allot or otherwise create a short position in the common stock for its own account by selling more shares of common stock than the selling shareholder has sold to it. Short sales involve the sale by the underwriter of a greater number of shares than it is required to purchase in the offering. The underwriter must close out any short position by purchasing shares in the open market. A short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering.

In addition, the underwriter may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to other broker-dealers participating in the offering are reclaimed if shares of common stock previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales of the common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the Nasdaq Global Market or otherwise and, if commenced, may be discontinued at any time.

The underwriter may also engage in passive market making transactions in our common stock. Passive market making consists of displaying bids on the Nasdaq Global Market limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the Securities and Exchange Commission limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of the common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

This prospectus supplement and the accompanying prospectus may be made available in electronic format on the Web sites maintained by the underwriter and the underwriter participating in this offering may distribute the prospectus supplement and the accompanying prospectus electronically.

From time to time in the ordinary course of its business, the underwriter and its affiliates may in the future engage in investment banking transactions with us and our affiliates.

LEGAL MATTERS

The validity of the securities offered by this prospectus supplement will be passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania. Piper Jaffray & Co. is being represented by Sidley Austin LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements of Marlin Business Services Corp. and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Marlin Business Services Corp. as of December 31, 2004, and for each of the years in the two-year period ended December 31, 2004, have been incorporated by reference herein in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement that we filed with the Securities and Exchange Commission. The “shelf” registration statement that contains this prospectus supplement and the accompanying prospectus, including the exhibits to the “shelf” registration statement, contains additional information about us and the securities offered by this prospectus supplement and the accompanying prospectus.

We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any document we file at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Our public filings, including reports, proxy and information statements, are also available on the Commission’s Web site at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” information from other documents we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference into this prospectus supplement and the accompanying prospectus the documents listed below, and any future filings (other than the portions thereof deemed to be “furnished” to the Commission pursuant to Item 2.02 or Item 7.01 of Current Report on Form 8-K) we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Commission on March 2, 2006;

•	Amendment No. 1 to our annual report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Commission on April 14, 2006;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2006, filed with the Commission on May 9, 2006;

•	our quarterly report on Form 10-Q for the quarter ended June 30, 2006, filed with the Commission on August 8, 2006;

•	our quarterly report on Form 10-Q for the quarter ended September 30, 2006, filed with the Commission on November 6, 2006;

•	our current reports on Form 8-K filed with the Commission on September 29, 2006; September 22, 2006; June 14, 2006; June 5, 2006; May 25, 2006; April 13, 2006; and March 17, 2006; and

•	the description of our common stock contained in our registration statement on Form 8-A filed under Section 12(g) of the Securities Exchange Act of 1934, as amended, with the Commission on October 30, 2003, including any amendments or reports filed for the purpose of updating such description.

To the extent that any statement in this prospectus supplement or the accompanying prospectus is inconsistent with any statement that is incorporated by reference and that was made on or before the date of this prospectus supplement or the accompanying prospectus, the statement in this prospectus supplement or the accompanying prospectus shall supersede such incorporated statement. The incorporated statement shall not be deemed, except as modified or superseded, to constitute a part of this prospectus or the registration statement. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract or other documents are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement.

We will furnish without charge to each person, including any beneficial owner of our securities, to whom a copy of this prospectus supplement and the accompanying prospectus is delivered, upon written or oral request, a copy of the information that has been incorporated into this prospectus supplement and the accompanying prospectus by reference (except exhibits, unless they are specifically incorporated into this prospectus supplement and the accompanying prospectus by reference). You should direct any requests for copies to:

Marlin Business Services Corp.
300 Fellowship Road
Mount Laurel, New Jersey 08054
Attention: General Counsel
(888) 479-9111

PROSPECTUS

4,294,947 Shares

Common Stock

This prospectus relates to the public offering, which is not being underwritten, of 4,294,947 shares of common stock that the selling shareholders named in this prospectus may offer for sale from time to time. We are registering the common shares in accordance with the exercise of registration rights by the selling shareholders, but this does not necessarily mean that the selling shareholders will offer to sell their shares.

The selling shareholders may offer for resale through this prospectus the shares of common stock at various times at market prices prevailing at the time of sale or at privately negotiated prices. The selling shareholders may resell the common stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. We will not receive any of the proceeds from the resale of the common stock offered through this prospectus. We will bear all costs, expenses and fees in connection with the registration of the shares. The selling shareholders will bear all commissions and discounts, if any, attributable to the sales of the shares.

Our common stock is quoted on the Nasdaq National Market under the symbol “MRLN.” On December 12, 2005, the last reported sale price for our common stock on the Nasdaq National Market was $22.77 per share.

Investing in our common stock involves risks. You should carefully review the information contained in this prospectus under the heading “Risk Factors” beginning on page 2.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES DESCRIBED IN THIS PROSPECTUS OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December 20, 2005.

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SUMMARY

The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus or incorporated by reference in this prospectus and may not contain all the information that is important to you. Unless the context otherwise requires, the terms “Company”, “registrant”, “we”, “us”, and “our” refer to Marlin Business Service Corp., a Pennsylvania corporation, and its consolidated subsidiaries.

Our Company

We are a nationwide provider of equipment financing solutions primarily to small businesses. We finance over 60 categories of commercial equipment important to businesses including copiers, telephone systems, computers, and certain commercial and industrial equipment. We access our end user customers through origination sources comprised of our existing network of independent equipment dealers and, to a lesser extent, through relationships with lease brokers and through direct solicitation of our end user customers. Our leases are generally fixed rate transactions with terms generally ranging from 36 to 72 months.

About Marlin Business Services Corp.

Principal Executive Offices:	Internet Address:

300 Fellowship Road Mount Laurel, New Jersey 08054 (888) 479-9111	www.marlincorp.com (Information contained on our Web site is not a part of this prospectus.)

RISK FACTORS

Risks Related to Our Business

If we cannot obtain external financing, we may be unable to fund our operations.

Our business requires a substantial amount of cash to operate. Our cash requirements will increase if our lease originations increase. We historically have obtained a substantial amount of the cash required for operations through a variety of external financing sources, such as borrowings under our revolving bank facility, financing of leases through commercial paper (“CP”) conduit warehouse facilities, and term note securitizations. A failure to renew or increase the funding commitment under our existing CP conduit warehouse facilities or add new CP conduit warehouse facilities could affect our ability to refinance leases originated through our revolving bank facility and, accordingly, our ability to fund and originate new leases. An inability to complete term note securitizations would result in our inability to refinance amounts outstanding under our CP conduit warehouse facilities and revolving bank facility and would also negatively impact our ability to originate and service new leases.

Our ability to complete CP conduit transactions and term note securitizations, as well as obtain renewals of lenders’ commitments, is affected by a number of factors, including:

•	conditions in the securities and asset-backed securities markets;

•	conditions in the market for commercial bank liquidity support for CP programs;

•	compliance of our leases with the eligibility requirements established in connection with our CP conduit warehouse facilities and term note securitizations, including the level of lease delinquencies and defaults; and

•	our ability to service the leases.

We are and will continue to be dependent upon the availability of credit from these external financing sources to continue to originate leases and to satisfy our other working capital needs. We may be unable to obtain additional financing on acceptable terms or at all, as a result of prevailing interest rates or other factors at the time, including the presence of covenants or other restrictions under existing financing arrangements. If any or all of our funding sources become unavailable on acceptable terms or at all, we may not have access to the financing necessary to conduct our business, which would limit our ability to fund our operations. We do not have long term commitments from any of our current funding sources. As a result, we may be unable to continue to access these or other funding sources. In the event we seek to obtain equity financing, our shareholders may experience dilution as a result of the issuance of additional equity securities. This dilution may be significant depending upon the amount of equity securities that we issue and the prices at which we issue such securities.

Our financing sources impose covenants, restrictions and default provisions on us, which could lead to termination of our financing facilities, acceleration of amounts outstanding under our financing facilities and our removal as servicer.

The legal agreements relating to our revolving bank facility, our CP conduit warehouse facilities and our term note securitizations contain numerous covenants, restrictions and default provisions relating to, among other things, maximum lease delinquency and default levels, a minimum net worth requirement and a maximum debt to equity ratio. In addition, a change in our Chief Executive Officer or President is an event of default under our revolving bank facility and CP conduit warehouse facilities unless we hire a replacement acceptable to our lenders within 90 days. Such a change is also an immediate event of servicer termination under our term note securitizations. A merger or consolidation with another company in which we are not the surviving entity, likewise, is an event of default under our financing facilities. Further, our revolving bank facility and CP conduit warehouse facilities contain cross default provisions whereby certain defaults under one facility would also be an event of default under the other facilities. An event of default under the revolving bank facility or a CP conduit warehouse facility could result in termination of further funds being made available under these facilities. An event of default under any of our facilities could result in an acceleration of amounts outstanding under the facilities, foreclosure on all or a portion of the leases financed by the facilities and/or our removal as a servicer of the leases financed by the facility. This would reduce our revenues from servicing and, by delaying any cash payment allowed to us under the financing facilities until the lenders have been paid in full, reduce our liquidity and cash flow.

If we inaccurately assess the creditworthiness of our end user customers, we may experience a higher number of lease defaults, which may restrict our ability to obtain additional financing and reduce our earnings.

We specialize in leasing equipment to small businesses. Small businesses may be more vulnerable than large businesses to economic downturns, typically depend upon the management talents and efforts of one person or a small group of persons and often need substantial additional capital to expand or compete. Small business leases, therefore, may entail a greater risk of delinquencies and defaults than leases entered into with larger, more creditworthy leasing customers. In addition, there is typically only limited publicly available financial and other information about small businesses and they often do not have audited financial statements. Accordingly, in making credit decisions, our underwriting guidelines rely upon the accuracy of information about these small businesses obtained from the small business owner and/or third party sources, such as credit reporting agencies. If the information we obtain from small business owners and/or third party sources is incorrect, our ability to make appropriate credit decisions will be impaired. If we inaccurately assess the creditworthiness of our end user customers, we may experience a higher number of lease defaults and related decreases in our earnings.

Defaulted leases and certain delinquent leases also do not qualify as collateral against which initial advances may be made under our revolving bank facility or CP conduit warehouse facilities, and we cannot include them in our term note securitizations. An increase in delinquencies or lease defaults could reduce the funding available to us under our facilities and could adversely affect our earnings, possibly materially. In addition, increasing rates of delinquencies or charge-offs could result in adverse changes in the structure of our future financing facilities, including increased interest rates payable to investors and the imposition of more burdensome covenants and credit enhancement requirements. Any of these occurrences may cause us to experience reduced earnings.

If we are unable to effectively manage any future growth, we may suffer material operating losses.

We have grown our lease originations and overall business significantly since we commenced operations. However, our ability to continue to increase originations at a comparable rate depends upon our ability to implement our disciplined growth strategy and upon our ability to evaluate, finance and service increasing volumes of leases of suitable yield and credit quality. Accomplishing such a result on a cost-effective basis is largely a function of our marketing capabilities, our management of the leasing process, our credit underwriting guidelines, our ability to provide competent, attentive and efficient servicing to our end user customers, our access to financing sources on acceptable terms and our ability to attract and retain high quality employees in all areas of our business.

Even if we are able to continue our growth in lease originations, our future success will be dependent upon our ability to manage our growth. Among the factors we would need to manage are the training, supervision and integration of new employees, as well as the development of infrastructure, systems and procedures within our origination, underwriting, servicing, collections and financing functions in a manner which enables us to maintain higher volume in originations. Failure to effectively manage these and other factors related to growth in originations and our overall operations may cause us to suffer material operating losses.

If losses from leases exceed our allowance for credit losses, our operating income will be reduced or eliminated.

In connection with our financing of leases, we record an allowance for credit losses to provide for estimated losses. Our allowance for credit losses is based on, among other things, past collection experience, industry data, lease delinquency data and our assessment of prospective collection risks. Determining the appropriate level of the allowance is an inherently uncertain process and therefore our determination of this allowance may prove to be inadequate to cover losses in connection with our portfolio of leases. Factors that could lead to the inadequacy of our allowance may include our inability to effectively manage collections, unanticipated adverse changes in the economy or discrete events adversely affecting specific leasing customers, industries or geographic areas. Losses in excess of our allowance for credit losses would cause us to increase our provision for credit losses, reducing or eliminating our operating income.

If we cannot effectively compete within the equipment leasing industry, we may be unable to increase our revenues or maintain our current levels of operations.

The business of small-ticket equipment leasing is highly fragmented and competitive. Many of our competitors are substantially larger and have considerably greater financial, technical and marketing resources than we do. For example, some competitors may have a lower cost of funds and access to funding sources that are not available to us. A lower cost of funds could enable a competitor to offer leases with yields that are lower than those we use to price our leases, potentially forcing us to decrease our yields or lose origination volume. In addition, certain of our competitors may have higher risk tolerances or different risk assessments, which could allow them to establish more origination source and end user customer relationships and increase their market share. There are few barriers to entry with respect to our business and, therefore, new competitors could enter the business of small-ticket equipment leasing at any time. The companies that typically provide financing for large-ticket or middle-market transactions could begin competing with us on small-ticket equipment leases. If this occurs, or we are unable to compete effectively with our competitors, we may be unable to sustain our operations at their current levels or generate revenue growth.

If we cannot maintain our relationships with origination sources, our ability to generate lease transactions and related revenues may be significantly impeded.

We have formed relationships with thousands of origination sources, comprised primarily of independent equipment dealers and, to a lesser extent, lease brokers. We rely on these relationships to generate lease applications and originations. We invest significant time and resources in establishing and maintaining these relationships. Most of these relationships are not formalized in written agreements and those that are formalized by written agreements are typically terminable at will. Our typical relationship does not commit the origination source to provide a minimum number of lease transactions to us nor does it require the origination source to direct all of its lease transactions to us. The decision by a significant number of our origination sources to refer their leasing transactions to another company could impede our ability to generate lease transactions and related revenues.

Hurricane Katrina could negatively affect our operations, which could have an adverse effect on our business or results of operations.

In late August 2005, Hurricane Katrina struck the gulf coast of Louisiana, Mississippi and Alabama and caused substantial property damage. We cannot predict whether or to what extent damage caused by Hurricane Katrina will affect our operations or the economies in our market areas. Damage caused by Hurricane Katrina could result in a decline in our leasing activity, a decline in the value or destruction of leased property and an increase in the risk of lease delinquencies and defaults. Our business or results of operations may be adversely affected by these and other negative effects of Hurricane Katrina.

The departure of any of our key management personnel or our inability to hire suitable replacements for our management may result in defaults under our financing facilities, which could restrict our ability to access funding and effectively operate our business.

Our future success depends to a significant extent on the continued service of our senior management team. A change in our Chief Executive Officer or President is an event of default under our revolving bank facility and CP conduit warehouse facilities unless we hire a replacement acceptable to our lenders within 90 days. Such a change is also an immediate event of servicer termination under our term note securitizations. The departure of any of our executive officers or key employees could limit our access to funding and ability to operate our business effectively.

Failure to realize the projected value of residual interests in equipment we finance would reduce the residual value of equipment recorded as assets on our balance sheet and may reduce our operating income.

We estimate the residual value of the equipment which is recorded as an asset on our balance sheet. Realization of residual values depends on numerous factors, most of which are outside of our control, including: the general market conditions at the time of expiration of the lease; the cost of comparable new equipment; the obsolescence of the leased equipment; any unusual or excessive wear and tear on or damage to the equipment; the effect of any additional or amended government regulations; and the foreclosure by a secured party of our interest in a defaulted lease. Our failure to realize our recorded residual values would reduce the residual value of equipment recorded as assets on our balance sheet and may reduce our operating income.

The termination or interruption of, or a decrease in volume under, our property insurance program would cause us to experience lower revenues and may result in a significant reduction in our net income.

Our end user customers are required to obtain all-risk property insurance for the replacement value of the leased equipment. The end user customer has the option of either delivering a certificate of insurance listing us as loss payee under a commercial property policy issued by a third party insurer or satisfying their insurance obligation through our insurance program. Under our program, the end user customer purchases coverage under a master property insurance policy written by a national third party insurer (our “primary insurer”) with whom our captive insurance subsidiary, AssuranceOne, Ltd., has entered into a 100% reinsurance arrangement. Termination or interruption of our program could occur for a variety of reasons, including:

•	adverse changes in laws or regulations affecting our primary insurer or AssuranceOne;

•	a change in the financial condition or financial strength ratings of our primary insurer or AssuranceOne;

•	negative developments in the loss reserves or future loss experience of AssuranceOne which render it uneconomical for us to continue the program;

•	termination or expiration of the reinsurance agreement with our primary insurer, coupled with an inability by us to quickly identify and negotiate an acceptable arrangement with a replacement carrier; or

•	competitive factors in the property insurance market.

If there is a termination or interruption of this program or if fewer end user customers elected to satisfy their insurance obligations through our program, we would experience lower revenues and our net income may be reduced.

If we experience significant telecommunications or technology downtime, our operations would be disrupted and our ability to generate operating income could be negatively impacted.

Our business depends in large part on our telecommunications and information management systems. The temporary or permanent loss of our computer systems, telecommunications equipment or software systems, through casualty or operating malfunction, could disrupt our operations and negatively impact our ability to service our customers and lead to significant declines in our operating income.

We face risks relating to our recent accounting restatement.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results. As a result, current and potential investors could lose confidence in our financial reporting, which would harm our business and the trading price of our stock.

We have in the past discovered, and may in the future discover, areas of our internal controls that need improvement including control deficiencies that may constitute material weaknesses. A material weakness is a significant deficiency, as defined in Public Company Accounting Oversight Board Audit Standard No. 2 or a combination of significant deficiencies, that results in more than a remote likelihood that material misstatements of our annual or interim financial statements would not be prevented or detected by company personnel in the normal course of performing their assigned functions.

In connection with the preparation of our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, an evaluation was performed under the supervision and with the participation of our management, including our CEO and CFO, of the effectiveness of the design and operation of our disclosure controls and procedures. As a result of this evaluation, during the first fiscal quarter of 2005, management identified and concluded that a material weakness existed at December 31, 2004 in our controls over the selection and application of accounting policies. Specifically, management concluded that we had misapplied generally accepted accounting principles as they pertain to the timing of recognition of interim rental income since our inception in 1997 and, accordingly, we restated our financial statements for the fiscal years ended December 31, 2003 and December 31, 2002, and for the four quarters of fiscal years 2004 and 2003, to correct this error. The identified material weakness was fully remediated during the first fiscal quarter of 2005. Our independent registered public accounting firm has not affirmed the remediation of the material weakness.

Consequently, management, including our CEO and CFO, have concluded that our internal controls over financial reporting were not designed or functioning effectively as of December 31, 2004 to provide reasonable assurance that the information required to be disclosed by us in reports filed under the Securities Exchange Act of 1934 was recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and accumulated and communicated to our management, including our CEO and CFO, as appropriate, to allow timely decisions regarding disclosure.

Any failure to implement and maintain the improvements in our internal control over financial reporting, or difficulties encountered in the implementation of these improvements in our controls, could cause us to fail to meet our reporting obligations. Any failure to improve our internal controls to address the identified material weakness could also cause investors to lose confidence in our reported financial information, which could have a negative impact on the trading price of our stock.

Anti-takeover provisions and our right to issue preferred stock could make a third-party acquisition of us difficult.

We are a Pennsylvania corporation. Anti-takeover provisions of Pennsylvania law could make it more difficult for a third party to acquire control of us, even if such change in control would be beneficial to our shareholders. Our amended and restated articles of incorporation and our bylaws will contain certain other provisions that would make it more difficult for a third party to acquire control of us, including a provision that our board of directors may issue preferred stock without shareholder approval.

Risks Related to Our Industry

If interest rates change significantly, we may be subject to higher interest costs on future term note securitizations and we may be unable to effectively hedge our variable rate borrowings, which may cause us to suffer material losses.

Because we generally fund our leases through a revolving bank facility, CP conduit warehouse facilities and term note securitizations, our margins could be reduced by an increase in interest rates. Each of our leases is structured so that the sum of all scheduled lease payments will equal the cost of the equipment to us, less the residual, plus a return on the amount of our investment. This return is known as the yield. The yield on our leases is fixed because the scheduled payments are fixed at the time of lease origination. When we originate or acquire leases, we base our pricing in part on the spread we expect to achieve between the yield on each lease and the effective interest rate we expect to pay when we finance the lease. To the extent that a lease is financed with variable rate funding, increases in interest rates during the term of a lease could narrow or eliminate the spread, or result in a negative spread. A negative spread is an interest cost greater than the yield on the lease. Currently, our revolving bank facility and our CP conduit warehouse facilities have variable rates based on LIBOR, prime rate or commercial paper interest rates. As a result, because our assets have a fixed interest rate, increases in LIBOR, prime rate or commercial paper interest rates would negatively impact our earnings. If interest rates increase faster than we are able to adjust the pricing under our new leases, our net interest margin would be reduced. As required under our financing facility agreements, we enter into interest rate cap agreements to hedge against the risk of interest rate increases in our CP conduit warehouse facilities. If our hedging strategies are imperfectly implemented or if a counterparty defaults on a hedging agreement, we could suffer losses relating to our hedging activities. In addition, with respect to our fixed rate borrowings, such as our term note securitizations, increases in interest rates could have the effect of increasing our borrowing costs on future term note transactions.

Deteriorated economic or business conditions may lead to greater than anticipated lease defaults and credit losses, which could limit our ability to obtain additional financing and reduce our operating income.

Our operating income may be reduced by various economic factors and business conditions, including the level of economic activity in the markets in which we operate. Delinquencies and credit losses generally increase during economic slowdowns or recessions. Because we extend credit primarily to small businesses, many of our customers may be particularly susceptible to economic slowdowns or recessions and may be unable to make scheduled lease payments during these periods. Therefore, to the extent that economic activity or business conditions deteriorate, our delinquencies and credit losses may increase. Unfavorable economic conditions may also make it more difficult for us to maintain both our new lease origination volume and the credit quality of new leases at levels previously attained. Unfavorable economic conditions could also increase our funding costs or operating cost structure, limit our access to the securitization and other capital markets or result in a decision by lenders not to extend credit to us. Any of these events could reduce our operating income.

Regulatory and legal uncertainties could result in significant financial losses and may require us to alter our business strategy and operations.

Laws or regulations may be adopted with respect to our equipment leases or the equipment leasing, telemarketing and collection processes. Any new legislation or regulation, or changes in the interpretation of existing laws, which affect the equipment leasing industry could increase our costs of compliance or require us to alter our business strategy.

We, like other finance companies, face the risk of litigation, including class action litigation, and regulatory investigations and actions in connection with our business activities. These matters may be difficult to assess or quantify, and their magnitude may remain unknown for substantial periods of time. A substantial legal liability or a significant regulatory action against us could cause us to suffer significant costs and expenses, and could require us to alter our business strategy and the manner in which we operate our business.

Risks Related to this Offering

Our quarterly operating results may fluctuate significantly.

Our operating results may differ from quarter to quarter, and these differences may be significant. Factors that may cause these differences include: changes in the volume of lease applications, approvals and originations; changes in interest rates; the timing of term note securitizations; the availability of capital; the degree of competition we face; and general economic conditions and other factors. The results of any one quarter may not indicate what our performance may be in the future.

Our common stock price has been volatile and its trading volume has been low. These conditions may continue or worsen.

Our common stock has often traded at very low volumes. In addition, the trading price of our common stock may fluctuate substantially depending on many factors, some of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose part or all of your investment in our shares of common stock. Those factors that could cause fluctuations include, but are not limited to, the following:

•	price and volume fluctuations in the overall stock market from time to time;

•	significant volatility in the market price and trading volume of financial services companies;

•	actual or anticipated changes in our earnings or fluctuations in our operating results or in the expectations of market analysts;

•	investor perceptions of the equipment leasing industry in general and our company in particular;

•	the operating and stock performance of comparable companies;

•	general economic conditions and trends;

•	major catastrophic events;

•	loss of external funding sources;

•	sales of large blocks of our stock or sales by insiders; or

•	departures of key personnel.

It is possible that in some future quarter our operating results may be below the expectations of financial market analysts and investors and, as a result of these and other factors, the price of our common stock may decline.

The selling shareholders own a large number of shares of our common stock that can be sold in the public market. Future sales of our common stock by the selling shareholders, or the perception that such future sales may occur, may cause our stock price to decline.

A substantial number of shares of our common stock could be sold into the public market under this prospectus by the selling shareholders. As of September 14, 2005, the selling shareholders owned 4,294,947 shares of common stock, representing 36.6% of our outstanding common stock as of September 14, 2005. The sale of a substantial number of shares of our common stock by the selling shareholders, or the perception that such sales could occur, could materially and adversely affect the market price of our common stock.

We currently do not foresee any future cash dividend payments. As a result, stockholders will benefit from an investment in our common stock only if it appreciates in value.

We have not declared or paid any cash dividends on our common stock since our initial public offering in November 2003. Moreover, we currently intend to retain any future earnings to finance our operations and to further expand and grow our business. For that reason, we do not expect to pay any cash dividends in the foreseeable future. As a result, the success of an investment in our common stock will depend upon any future appreciation in its value. We cannot guarantee that our common stock will appreciate in value or even maintain the price at which stockholders have purchased their shares.

FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus may include the words or phrases “can be,” “expects,” “plans,” “may,” “may affect,” “may depend,” “believe,” “estimate,” “intend,” “could,” “should,” “would,” “if” and similar words and phrases that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are subject to various known and unknown risks and uncertainties and we caution that any forward-looking information provided by or on our behalf is not a guarantee of future performance. Statements regarding the following subjects are forward-looking by their nature: (a) our business strategy; (b) our projected operating results; (c) our ability to obtain external financing; (d) our understanding of our competition; and (e) industry and market trends. Our actual results could differ materially from those anticipated by such forward-looking statements due to a number of factors, some beyond our control, including, without limitation:

•	availability, terms and deployment of capital;

•	general volatility of the securitization and capital markets;

•	changes in our industry, interest rates or the general economy;

•	changes in our business strategy;

•	the degree and nature of our competition;

•	availability of qualified personnel; and

•	the factors set forth in the section captioned “Risk Factors” beginning on page 2.

Forward-looking statements apply only as of the date made and we are not required to update forward-looking statements for subsequent or unanticipated events or circumstances.

USE OF PROCEEDS

We will not receive any proceeds from the resale of the common stock offered through this prospectus.

SELLING SHAREHOLDERS

We issued the shares of common stock included in this prospectus in connection with private placements of securities in February 1998, March 1999, June 1999, April 2000 and July 2001. Each transaction took place prior to our initial public offering in November 2003 and was exempt from the registration requirements of the Securities Act of 1933, as amended. We have agreed with each selling shareholder to file a registration statement to register for resale the shares of common stock set forth below. Except as noted in the footnotes below, none of the selling shareholders has held any position or office with us or any of our predecessors or affiliates within the last three years or has had a material relationship with us or any of our predecessors or affiliates within the past three years other than as a result of the ownership of our shares or other securities. Shares may also be sold by donees, pledgees and other transferees or successors in interest of the selling shareholders.

The following table sets forth information, as of September 14, 2005 with respect to each selling shareholder. The information below is based on information provided by or on behalf of the selling shareholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, or SEC, and generally includes voting or investment power with respect to securities. The percentage of ownership for the selling shareholders disclosed in this table is based on 11,733,817 shares of common stock outstanding as of September 14, 2005. Both the number of shares listed as being offered by the selling shareholders in the table and the holders’ respective percentages of share ownership after the offering are based on the assumptions that all of the shares being offered are sold pursuant to this offering, and that no other shares of common stock are acquired or disposed of by the selling shareholders prior to the termination of this offering. Because the selling shareholders may sell all, some or none of their shares or may acquire or dispose of other shares of common stock, we cannot estimate the aggregate number of shares that will be sold in this offering or the number or percentage of shares of common stock that the selling shareholders will own upon completion of this offering.

	Shares Beneficially			Shares Beneficially
	Owned Before Offering		Shares	Owned After Offering
Name	Number	Percentage	Offered Hereby	Number	Percentage

WCI (Private Equity) LLC(2)	2,309,934	19.7%	2,309,934	—	—
1170 Peachtree Street, Suite 1610
Atlanta, GA 30309
Primus Venture Partners IV, Inc.(1)	1,985,013	16.9%	1,985,013	—	—
5900 Landerbrook Drive, Suite 200
Cleveland, OH 44124-4020

(1)	The shares reported as beneficially owned by Primus Venture Partners IV, Inc. (“PVP IV Inc.”) are held as follows: 1,905,612 shares are owned by Primus Capital Fund IV Limited Partnership (“PCF IV LP”) and 79,401 shares are owned by Primus Executive Fund Limited Partnership (“PEF LP”). Primus Venture Partners IV Limited Partnership (“PVP IV LP”), as the sole general partner of each of PCF IV LP and PEF LP, may be deemed to have shared power to vote and dispose of the 1,905,612 shares owned by PCF IV LP and the 79,401 shares owned by PEF LP. Primus Venture Partners IV, Inc. (“PVP IV Inc.”), as the sole general partner of PVP IV LP, may be deemed to have shared power to vote and dispose of the 1,905,612 shares owned by PCF IV LP and the 79,401 shares owned by PEF LP. Loyal W. Wilson, a former member of our Board of Directors, is one of five shareholders and directors of PVP IV Inc. and may be deemed to have shared power to vote and dispose of the 1,905,612 shares owned by PCF IV LP and the 79,401 shares owned by PEF LP along with the other four shareholders and directors of PVP IV Inc., including William C. Mulligan, Jonathan E. Dick, James T. Bartlett and Steven Rothman. Mr. Wilson disclaims beneficial ownership in all of such shares except to the extent of his pecuniary interest therein. Additionally, Mr. Wilson beneficially owns 1,365 shares of our restricted Common Stock (subject to vesting) and 2,750 shares of our Common Stock issuable upon exercise of options.

(2)	The shares are directly owned by WCI (Private Equity) LLC (“WCI”), whose sole manager is Peachtree Equity Investment Management, Inc. (the “Manager”). The Manager could be deemed to be an indirect beneficial owner of the reported shares, and could be deemed to share such beneficial ownership with WCI. Matthew J. Sullivan is the sole director of the Manager, and could be deemed to be an indirect beneficial owner of the reported shares, and could be deemed to share such indirect beneficial ownership with the Manager and WCI.

Mr. Sullivan beneficially owns 2,000 shares of our Common Stock and disclaims beneficial ownership of the shares reported in the table above except to the extent of his pecuniary interest therein. Lawrence J. DeAngelo, one of our directors, ceased to be an executive officer, a shareholder and a director of the Manager in April 2005. In addition, Mr. DeAngelo ceased to be a Managing Director and member of Peachtree Equity Partners, L.P. (the “Fund”), which is the sole member of WCI in April 2005. Mr. DeAngelo remains a limited partner of the limited partnership that is in turn a limited partner of the Fund.

PLAN OF DISTRIBUTION

The selling shareholders of the common stock registered under this registration statement and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the shares of common stock registered hereunder.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages, and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania.

EXPERTS

The consolidated financial statements and schedule of Marlin Business Services Corp. as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

ABOUT THIS PROSPECTUS

No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by us, any selling shareholder or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

WHERE YOU CAN FIND MORE INFORMATION

In this prospectus, we “incorporate by reference” the information we file with the SEC, which means that we can disclose important business, financial and other information to you in this prospectus by referring you to the documents containing this information. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC after the date of this prospectus will automatically update and supersede this information. However, any information contained herein shall modify or supersede information contained in documents we filed with the SEC before the date of this prospectus.

We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering is completed:

(a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

(b) Amendment No. 1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

(c) Our Definitive Proxy Statement filed on April 25, 2005.

(d) Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2005, the quarter ended June 30, 2005 and the quarter ended September 30, 2005.

(e) Amendment No. 1 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

(f) Amendment No. 1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.

(g) Our Current Reports on Form 8-K, dated March 8, 2005 (Item 4.02), May 26, 2005, June 24, 2005, August 19, 2005, August 26, 2005, September 14, 2005, October 7, 2005 and October 21, 2005.

(h) The description of our common stock contained in a registration statement filed on Form 8-A under the Securities Exchange Act of 1934 filed on October 30, 2003, including any amendment or report filed for the purpose of updating such description.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. We will provide this information upon written or oral request at no cost the requester. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to Marlin Business Services Corp., 300 Fellowship Road, Mount Laurel, New Jersey 08054, Attention: General Counsel, telephone number: (888) 479-9111.

In addition, we file reports, proxy statements, and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC maintains a Web site that contains all information filed electronically by us. The address of the SEC’s Web site is http://www.sec.gov. Our SEC filings are also available to the public from our Web site at http://www.marlincorp.com. However, the information our Web site does not constitute a part of this prospectus.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE A STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS. IF ANY PERSON DOES MAKE A STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS, YOU SHOULD NOT RELY ON IT. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR IS IT SEEKING AN OFFER TO BUY, THESE SECURITIES IN ANY STATE IN WHICH THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS COMPLETE AND ACCURATE AS OF ITS DATE, BUT THE INFORMATION MAY CHANGE AFTER THAT DATE.

4,294,947 SHARES
OF COMMON STOCK

PROSPECTUS

December 20, 2005

870,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

Piper Jaffray

November 15, 2006